Exhibit 5.1

ANTHONY L.G., PLLC

laura aNTHONy, esq

JOHN CACOMANOLIS, ESQ*

CHAD FRIEND, ESQ, LLM

SVETLANA ROVENSKAYA, ESQ**

OF COUNSEL:

Jessica Haggard, esq. ***

MICHAEL R. GEROE, ESQ, CIPP/US****

CRAIG D. LINDER, ESQ*****

PETER P. LINDLEY, ESQ, CPA, MBA

john lowy, esq.******

STUART REED, ESQ

LAZARUS ROTHSTEIN, ESQ.

Harris Tulchin, Esq. *******

www.ANTHONYPLLC.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM

*licensed in FL and NY

**licensed in NY and NJ

***licensed in Missouri

****licensed in CA, DC, MO and NY

*****licensed in CA, FL and NY

******licensed in NY and NJ

*******licensed in CA and HI (inactive in HI)

June 2, 2023

VIA E-MAIL

Hycroft Mining Holding Corporation

P.O. Box 3030

Winnemucca, Nevada 89446

Re:	Registration of Securities by Hycroft Mining Holding Corporation

Ladies and Gentlemen:

We have acted as special counsel for Hycroft Mining Holding Corporation, a Delaware corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the related prospectus supplement dated June 2, 2023 (the “Prospectus Supplement”) relating to the sale of shares (the “Shares”) of the Class A common stock, par value $0.0001 per share of the Company (the “Common Stock”), having an aggregate gross sales price of up to $361,439,789.15. The Shares will be sold pursuant to an At Market Issuance Sales Agreement, dated March 15, 2022, by and between the Company and B. Riley Securities, Inc. (the “Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons. In giving this opinion, we have assumed that, upon the issuance of any Shares, the Company will comply with the provisions of the Agreement which require that the total number of issued and outstanding shares of Common Stock not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Charter.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued, delivered and paid for in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

625 N. FLAGLER DRIVE, SUITE 600 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832

June 2, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Anthony L.G., PLLC